Exhibit 99.1

Contacts
Media	Investors
Ana Kapor	Peter Fromen
650.638.6227	650.638.5828
kapora1@appliedbiosystems.com	fromenpj@appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FISCAL 2006
FIRST QUARTER RESULTS

•	Net revenues increased 6% to $416 million

•	Q1 Fully diluted EPS of $0.29 ($0.24 on a non-GAAP basis, excluding specified items)

FOSTER CITY, CA, October 27, 2005– Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $416 million for the first quarter of fiscal 2006, a 6% increase over the prior year quarter. Net income was $57.5 million compared to $37.1 million for the prior year quarter. Earnings per share (EPS) for the quarter was $0.29, compared to $0.18 for the prior year quarter. EPS for the quarter on a non-GAAP basis, excluding the specified items described in the reconciliation schedule below, was $0.24, a 33% increase compared to $0.18 for the prior year quarter. The net effect of foreign currency on EPS was immaterial compared to the prior year quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

“Financial performance at Applied Biosystems in the last quarter was strong. Excluding special items, the Group generated double digit earnings growth for the seventh consecutive quarter compared to prior year periods. The restructuring and refocusing that has occurred at Applied Biosystems over the past year is delivering results,” said Tony L. White, Chief Executive Officer, Applera Corporation.

“I am pleased by the results that we generated this quarter. We saw solid, balanced performance across all of our major product categories with growth in both instruments and consumables. While this is a positive start to fiscal 2006, we remain cautious about the growth rates in our end-user markets throughout the remainder of the fiscal year,” said Catherine M. Burzik, President, Applied Biosystems.

During the first quarters of both fiscal 2006 and 2005, the Group recorded items that affected the comparability of results. For the first quarter of fiscal 2006, these items decreased income before taxes by $4.2 million. These items included pre-tax charges of $3.3 million for outstanding litigation and $1.1 million for asset impairments. Also recorded during the first quarter of fiscal 2006 were tax benefits of $13.5 million related to the settlement of certain transfer pricing matters in Japan. During the first quarter of fiscal 2005, the Group recorded pre-tax items that increased income before taxes by $1.1 million. This amount included a pre-tax gain of $8.5 million for a legal settlement and a pre-tax charge of $7.4 million for severance and benefit costs. The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Adjusted amounts
(Dollar amounts in millions)

	Three months ended September 30, 2005			Three months ended September 30, 2004
	GAAP		Adjusted	GAAP		Adjusted
	amounts	Adj.	amounts	amounts	Adj.	amounts

Operating income	$55.8	$(4.2)	$60.0	$48.6	$1.1	$47.5
Income before income taxes	61.9	(4.2)	66.1	51.6	1.1	50.5
Provision for income taxes	4.4	(14.8)	19.2	14.5	0.3	14.2
Net income	57.5	10.6	46.9	37.1	0.8	36.3

Earnings per share allocations(1)	(0.4)	(0.4)	—	(0.7)	(0.7)	—
Adjusted net income for
earnings per share	$57.1	$10.2	$46.9	$36.4	$0.1	$36.3

Total diluted earnings per share	$0.29	$0.05	$0.24	$0.18	$—	$0.18

(1) Represents allocation of interperiod taxes and intercompany sales of assets to adjust net income for purposes of calculating earnings per share.

Quarterly Financial Highlights

•	Revenue for the five product categories and the change relative to the prior year quarter were: $125 million for DNA Sequencing, an 8% increase; $122 million for Real-Time PCR/Applied Genomics, a 9% increase; $98 million for Mass Spectrometry, a 9% increase; $47 million for Core PCR and DNA Synthesis, unchanged from last year; and $24 million for Other Product Lines, a 7% decline.

•	Revenues by source and the change relative to the prior year quarter were: $171 million for Instruments, a 5% increase; $166 million for Consumables, a 7% increase; and $79 million for Other Sources, including service and support, royalties, licenses, and consulting, a 9% increase.

•	Revenues for major geographic regions and their change relative to the prior year quarter were: $200 million in the United States, a 4% increase; $129 million in Europe, a 12% increase with negligible foreign currency impact; $73 million in Asia Pacific, a 2% increase, including unfavorable foreign currency effects of approximately 2% primarily due to a declining Yen.

•	Gross margin in the first quarter of fiscal 2006 was 53.6%. The gross margin in the prior year quarter was 53.2%. The increase in gross margin was primarily attributable to higher royalty revenue and decreased software amortization.

•	Selling, general, and administrative (SG&A) expenditures in the first quarter of fiscal 2006 were $122.0 million or 29.4% of revenues, compared to $114.4 million, representing 29.3% of revenues, in the prior year quarter. The change in SG&A was primarily due to increased compensation and investments in sales growth initiatives.

•	Research, development, and engineering (R&D) expenditures in the first quarter of fiscal 2006 were $40.8 million, representing 9.8% of revenues, compared to $45.7 million, representing 11.7% of revenues, in the prior year quarter. The decrease in R&D expenditures was due primarily to cost savings realized from the integration in fiscal 2005 of the MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture with MDS Inc.

•	The Group repurchased approximately 9.3 million shares of Applera Corporation-Applied Biosystems Group outstanding common stock during the quarter at a cost of approximately $201 million.

•	Cash flow from operations was $51 million and capital expenditures were $13 million for the quarter. As of the end of the quarter, cash and short term investments were $618 million, down from $756 million as of June 30, 2005. Accounts receivable were $324 million, representing 60 days sales outstanding, and inventory was $131 million, representing 3.2 months of inventory on hand.

Quarterly Business Highlights

•	In July, the Group introduced its TaqMan® Drug Metabolism Genotyping Assays for the detection and study of polymorphisms in the drug metabolism pathway. The collection includes more than 2,000 unique assays for the detection of genetic variants in more than 220 genes that code for drug metabolism enzymes.

•	In August, the Group announced a strategic marketing and technology alliance with DuPont Qualicon to develop next-generation DNA detection tests and systems for food testing, targeted at food safety and quality assessment. New products will be based on Applied Biosystem’s TaqMan® assay-based Real-Time PCR technology.

•	In September, the Group announced commercial release of its TaqMan® microRNA Assays for the detection and quantitation of mature human microRNA expression levels, a promising new area of genomics that is expected to stimulate research in areas such as cancer, stem cells and developmental biology.

Applied Biosystems Outlook

The Group believes that its fiscal year 2006 outlook and financial performance will be affected by, among other things: the introduction and adoption of new products; the level of commercial investments in life science R&D; the level of government funding for life science research; the outcome of pending litigation matters; competitive product introductions and pricing; purchasing patterns from large genome centers for DNA sequencing instruments and consumables; and the success of the Group’s expanded licensing program for PCR technology.

Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations for fiscal 2006:

•	Despite the strengthening of the dollar since the Group’s last Outlook statement, at current exchange rates, the Group expects low to mid single digit revenue growth.

•	The Group anticipates revenue growth in the Real-Time PCR/Applied Genomics and Mass Spectrometry product categories and a revenue decline in the Core PCR and DNA Synthesis category. Revenues are also expected to decline in the DNA Sequencing category despite first quarter growth in this category. Revenues in the Other Product Lines Category are expected to approximately equal those in fiscal 2005.

•	Excluding special items that affect the comparability of both fiscal periods, the Group expects EPS growth to increase at a rate above the fiscal 2006 revenue growth rate.

•	The Group expects the effective tax rate to be approximately 29% versus our previous guidance of 30% reflecting higher than anticipated Canadian R&D tax credits. We continue to analyze certain tax strategies that could positively impact the rate. In addition, we anticipate that several outstanding tax matters may be resolved in our favor during fiscal 2006.

•	The Group expects to complete its planned share repurchase program of up to a total of 10% of Applera Corporation-Applied Biosystems Group Common Stock.

•	The Group expects capital spending for fiscal 2006 to be in the range of $70-75 million

•	The Group expects the pre-tax impact of adopting FAS 123R (accounting for stock based compensation) to be in the range of $6–7 million.

The Group continues to develop a plan to repatriate cash balances held outside the U.S. during fiscal 2006 consistent with the repatriation provision of the American Jobs Creation Act of 2004.

Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. For the first quarter of fiscal 2006, end-user sales for all products sold through the alliance with Abbott Laboratories increased 38% to $17.8 million from $12.9 million in the same quarter last year. This increase was primarily due to increased sales of hepatitis C virus (HCV) genotyping and HCV viral load products, human leukocyte antigen products, and the RealTime™ HIV and HCV assays that run on the m2000™ system that was recently launched in Europe.

During the recently completed quarter, the pre-tax loss decreased to $7.8 million, compared to $9.3 million in the same quarter last year. The lower pre-tax loss was primarily a result of increased end-user sales and decreased R&D spending. This decrease in R&D spending was due to enhanced operational efficiencies and to the reimbursement by Applied Biosystems of certain expenses incurred by Celera Diagnostics for research performed to assist Applied Biosystems in product development activities.

Reported revenues declined to $7.1 million, compared with $9.2 million in the same quarter last year, primarily as a result of decreased equalization payments. Reported revenues differ from end-user sales and consist primarily of equalization payments from Abbott resulting from the profit and cost sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Fluctuation in equalization payments can lead to fluctuation in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used was $14.8 million in the quarter, compared with $10.3 million in the first quarter of fiscal 2005 due to increased working capital requirements offset by lower pre-tax losses.

“We’re pleased with the sales performance of the products that were sold through our alliance with Abbott and with the successful launch of the m2000 system™ in Europe in this last quarter,” said Kathy Ordoñez, President, Celera Diagnostics. “We continue to make good progress with new products in development, most notably with our new reagents for Fragile X, which we anticipate will be launched in the coming months.”

“We’re encouraged by advances we’ve made in the development of a Genetic Risk Score™ for individual predisposition to heart attack and other cardiovascular diseases,” added Kathy Ordoñez. “Together with our collaborators and clinical partners, we’re continuing to publish findings from our broad population-based studies demonstrating the clinical utility of this Genetic Risk Score™, with the ultimate goal being the commercialization of this index as a diagnostic procedure.”

Business & Scientific Highlights

•	In July, Celera Diagnostics extended its collaboration with Merck & Co., Inc. aimed at developing new treatments for Alzheimer’s disease. The primary goal of the collaboration is to accelerate the discovery of targets for drugs to address the unmet clinical need for better treatments for Alzheimer’s disease.

•	Celera Diagnostics published novel findings linking genetic variations in four genes with an increased risk for myocardial infarction (MI), or heart attack, in the October 2005 edition of the American Journal of Human Genetics. None of these gene variants has previously been associated with MI, and they could lead to the identification of new mechanisms for the causes of coronary heart disease.

•	This week, Celera Diagnostics and its collaborators at Bristol Myers Squibb and Harvard University published an article in the journal Stroke describing a study of genetic variation in a family of proteins that have an anti-oxidant effect on low density cholesterol. The paper reported on a variant in the paraoxonase 1 gene that is associated with a 2.4-2.7 fold increase in risk for stroke that is independent of standard risk factors such as high blood pressure, diabetes and smoking.

•	Celera Diagnostics and Laboratory Corporation of America (LabCorp) recently entered into a license agreement to support LabCorp's implementation of hormone responsiveness testing linked to breast cancer that will incorporate Celera Diagnostics’ technology.

Celera Diagnostics Joint Venture Outlook

Celera Diagnostics anticipates that its fiscal 2006 financial performance will be affected by, among other things: continued growth in demand for current products, such as analyte specific reagents (ASR) for cystic fibrosis and HCV; sales of new products for infectious disease testing on the m2000™ system sold through the alliance with Abbott and others in development at Celera Diagnostics; and new alliance product sales for ASRs for Fragile X and other genetic diseases. Celera Diagnostics intends to continue advancing its genomic research and its medical utility studies to create value from diagnostic testing and, together with Celera Genomics, to seek partnerships to leverage proteomic capabilities to identify novel targets, pharmacogenomic markers and biomarkers. Subject to the inherent uncertainty associated with these factors, Celera Diagnostics has the following expectations regarding its financial performance for fiscal 2006:

For fiscal 2006, Celera Diagnostics anticipates pre-tax losses to be in the range of $19 to $23 million, and fiscal 2006 net cash use to be in the range of $25 to $30 million. Total end user sales for the alliance between Celera Diagnostics and Abbott are anticipated to be in the range of $80 to $90 million.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Diagnostics	11:45 a.m.
•	Celera Genomics Group	12:00 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the "Investors & Media" section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on October 27 until November 13, 2005. Interested parties should call 706.645.9291 and enter conference ID 1432429.

About Applera Corporation and Applied Biosystems
Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of nearly $1.8 billion during fiscal 2005. The Celera Genomics Group (NYSE:CRA) is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Forward-Looking Statements

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems’ significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (4) risks associated with Applied Biosystems’ growth strategy, including difficulties in integrating acquired operations or technologies; (5) potential liabilities related to the use of hazardous materials, (6) the risk of earthquakes, which could interrupt Applied Biosystems’ or Celera Diagnostics’ operations; (7) risks associated with lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights, and the possibility that Applied Biosystems or Celera Diagnostics may need to license intellectual property from third parties to avoid or settle such claims; (8) Applied Biosystems’ dependence on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (9) Celera Diagnostics’ reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (10) Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary diagnostic products; (11) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated, may take several years and be very expensive, or may not be successful, or that such products will not receive required regulatory clearances or approvals; (12) the uncertainty that Celera Diagnostics’ products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from fourth party payors such as private insurance companies and government insurance plans; (13) Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (14) legal, ethical, and social issues which could affect demand for Celera Diagnostics’ products; (15) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (16) Applied Biosystems’ and Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of some of their products; (17) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (18) intense competition in the industry in which Celera Diagnostics operates; and (19) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2005. Applera Corporation. All Rights Reserved. Applied Biosystems and Celera are registered trademarks, and AB (Design), Applera, Celera Diagnostics, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. TaqMan is a registered trademark of Roche Molecular Systems, Inc.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended
	September 30,
	2005	2004 (1)

Net revenues	$415.5	$390.3
Cost of sales	192.7	182.7

Gross margin	222.8	207.6
Selling, general and administrative	122.0	114.4
Research, development and engineering	40.8	45.7
Employee-related charges, asset impairments and other	0.9	7.4
Asset dispositions and litigation settlements	3.3	(8.5)

Operating income	55.8	48.6
Interest income, net	4.4	2.4
Other income (expense), net	1.7	0.6

Income before income taxes	61.9	51.6
Provision for income taxes	4.4	14.5

Net income	$57.5	$37.1

Earnings per share analysis

Net income	$57.5	$37.1
Allocated intercompany sales of assets		(0.1)
Allocated interperiod taxes(2)	(0.4)	(0.6)

Total net income allocated	57.1	36.4
Less dividends declared on common stock	8.3	8.3

Undistributed earnings	$48.8	$28.1

Allocation of basic earnings per share
Basic distributed earnings per share	$0.04	$0.04
Basic undistributed earnings per share	0.25	0.15

Total basic earnings per share	$0.29	$0.19

Allocation of diluted earnings per share
Diluted distributed earnings per share	$0.04	$0.04
Diluted undistributed earnings per share	0.25	0.14

Total diluted earnings per share	$0.29	$0.18

Weighted average number of common shares
Basic	195,546,000	195,526,000
Diluted	197,877,000	198,252,000

(1) Certain prior period amounts have been reclassified for comparative purposes.
(2) Represents allocation of interperiod taxes to adjust net income for purposes of calculating earnings per share.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended September 30,
	2005	2004	Change

DNA Sequencing	$124.9	$116.1	8%
% of total revenues	30%	30%
Real-Time PCR/Applied Genomics	121.8	111.8	9%
% of total revenues	29%	29%
Mass Spectrometry	97.3	89.1	9%
% of total revenues	24%	23%
Core PCR & DNA Synthesis(1)	47.3	47.4	-%
% of total revenues	11%	12%
Other Product Lines	24.2	25.9	-7%
% of total revenues	6%	6%

Total	$415.5	$390.3	6%

(1) The product category Core PCR & DNA Synthesis was previously called Core DNA Synthesis & PCR.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$415.5	$2.1	$7.1	$(2.5)	$422.2
Cost of sales	192.7	0.7	3.7	(1.9)	195.2

Gross margin	222.8	1.4	3.4	(0.6)	227.0
Selling, general and administrative	122.0	6.6	3.3		131.9
Research, development and engineering	40.8	21.8	7.7	(0.6)	69.7
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	0.9				0.9
Asset dispositions and litigation settlements	3.3	0.5	0.2		4.0

Operating income (loss)	55.8	(28.2)	(7.8)	—	19.8
Gain on investments, net		4.5			4.5
Interest income, net	4.4	5.3			9.7
Other income (expense), net	1.7				1.7
Loss from joint venture		(7.8)		7.8

Income (loss) before income taxes	61.9	(26.2)	(7.8)	7.8	35.7
Provision (benefit) for income taxes	4.4	(9.5)	(1)	0.4	(4.7)

Net income (loss)	$57.5	$(16.7)	$(7.8)	$7.4	$40.4

Net income (loss) per share
Basic	$0.29	$(0.23)
Diluted	$0.29	$(0.23)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$390.3	$9.6	$9.2	$(1.9)	$407.2
Cost of sales	182.7	2.6	3.1	(1.1)	187.3

Gross margin	207.6	7.0	6.1	(0.8)	219.9
Selling, general and administrative	114.4	6.3	3.0	(0.1)	123.6
Research, development and engineering	45.7	23.6	12.4	(0.6)	81.1
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	7.4	2.8			10.2
Asset dispositions and litigation settlements	(8.5)				(8.5)

Operating income (loss)	48.6	(26.4)	(9.3)	(0.1)	12.8
Interest income, net	2.4	2.9			5.3
Other income (expense), net	0.6	1.5			2.1
Loss from joint venture		(9.3)		9.3

Income (loss) before income taxes	51.6	(31.3)	(9.3)	9.2	20.2
Provision (benefit) for income taxes	14.5	(11.0)	(1)	0.6	4.1

Net income (loss)	$37.1	$(20.3)	$(9.3)	$8.6	$16.1

Net income (loss) per share
Basic	$0.19	$(0.28)
Diluted	$0.18	$(0.28)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

Certain fiscal 2005 amounts have been reclassified for comparative purposes.